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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
     Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                      Commission File Number 000-25498

                             Concentra Corporation
             (Exact name of registrant as specified in its charter)

                                21 North Avenue
                      Burlington, Massachusetts 01803-3301
                                 (781) 229-4600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Common  Stock
         (Including the Associated Rights to Purchase Preferred Stock)
            (Title of each class of securities covered by this Form)
   ____________________________________________________________________________
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)    [x]        Rule 12h-3(b)(1)(ii)      [ ]
  Rule 12g-4(a)(1)(ii)   [ ]        Rule 12h-3(b)(2)(i)       [ ]
  Rule 12g-4(a)(2)(i)    [ ]        Rule 12h-3(b)(2)(ii)      [ ]
  Rule 12g-4(a)(2)(ii)   [ ]
  Rule 12h-3(b)(1)(i)    [ ]        Rule 15d-6                [ ]

  Approximate number of holders of record as of the certification or notice date: 1


  Pursuant to the requirements of the Securities Exchange Act of 1934, Concentra Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

  DATE:  January 5, 1999         BY:     /s/ Thomas Theodores
                                      -----------------------------------
                                      Thomas Theodores
                                      President, Chief Executive Officer